Exhibit 5.1

[Barrett McNagny LLP Letterhead]

October 9, 2020

Steel Dynamics, Inc.

7575 West Jefferson Blvd.

Fort Wayne, IN 46804

Re:	Steel Dynamics, Inc. – $350,000,000 1.650% Notes due 2027
And $400,000,000 3.250% Notes due 2050

Ladies and Gentlemen:

We have acted as counsel to Steel Dynamics, Inc., an Indiana corporation (the “Company”), in connection with the Company’s offer and sale of $350,000,000 aggregate principal amount of its 1.650% Notes due 2027 (the “2027 Notes”) and $400,000,000 aggregate principal amount of its 3.250% Notes due 2050 (the “2050 Notes” and, together with the 2027 Notes, the “Notes”) pursuant to the Registration Statement on Form S-3 (Registration No. 333-235343) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and as described in the prospectus, dated December 4, 2019 (the “Base Prospectus”), forming a part of the Registration Statement, as supplemented by the prospectus supplement, dated October 7, 2020 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

The Notes will be issued under the Indenture, dated December 4, 2019 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated October 9, 2020 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The sale of the Notes will be made pursuant to the terms of an Underwriting Agreement, dated October 7, 2020 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC and PNC Capital Markets LLC, as representatives of the several underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”).

In our capacity as such counsel, we have reviewed the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Base Indenture, the Third Supplemental Indenture, the Underwriting Agreement, the form of the 2027 Notes and the form of the 2050 Notes. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion letter, we have relied, without independent verification, upon certificates of the Company.

We have also assumed for purposes of this opinion letter that (i) the Trustee had and continues to have the power and authority to enter into and perform its obligations under the Indenture, and to consummate the transactions contemplated thereby; (ii) the Third Supplemental Indenture was duly authorized, executed and delivered by, and the Indenture constitutes a legal, valid and binding obligation of, the Trustee enforceable against the Trustee in accordance with its terms, and that the Trustee will comply with all of its obligations under the Indenture; (iii) the Company will comply with all applicable laws; (iv) the Registration Statement, and any amendments thereto filed on or prior to the date hereof, are and remain effective, no stop order suspending the effectiveness of the Registration Statement or preventing its use or the use of any prospectus or prospectus supplement has been or will be issued and no proceedings for that purpose have been or will be instituted or threatened by the Commission; and (v) the Notes will be issued and sold in compliance with and in the manner described in the Prospectus and were duly authenticated by the Trustee in the manner provided in the Indenture. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the accuracy of such assumptions or items relied upon.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when the Indenture has been duly authorized, executed and delivered by the Trustee and the Company and when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance and similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought, and the unenforceability under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution may be limited by federal or state securities laws or principles of public policy, or by laws limiting the enforceability of provisions exculpating or exempting a party, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action involves gross negligence, recklessness, willful misconduct or unlawful conduct.

This opinion letter is limited in all respects to the federal laws of the United States, the internal laws of the State of New York and the State of Indiana, and we do not express any opinion herein concerning any other law. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, in each case, subsequent to the date hereof, which could affect the opinions contained herein. This opinion letter is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof and to the incorporation by reference of this opinion in the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Notes under the caption “Legal Matters” in the Registration Statement, the Base Prospectus, and the Prospectus Supplement. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

BARRETT MCNAGNY LLP

/s/ Barrett McNagny LLP